Exhibit 99

USANA Health Sciences Announces Record Second Quarter Financial Results

  Net sales increased by 17.5% to $189.1 million
  Net earnings increased by 44.6%, while earnings per share increased by 55.0% to $1.72
  Company reiterates 2013 net sales outlook; raises 2013 earnings outlook

SALT LAKE CITY--(BUSINESS WIRE)--July 23, 2013--USANA Health Sciences, Inc. (NYSE: USNA) today announced record financial results for its fiscal second quarter ended June 29, 2013.

Financial Performance

For the second quarter of 2013, net sales increased by 17.5% to $189.1 million compared with $160.9 million in the prior-year period. This growth in net sales was driven by increases in both the Company’s Asia Pacific and North America/Europe regions. Favorable changes in currency exchange rates also contributed approximately $1.2 million to the top line for the quarter.

Net earnings for the second quarter increased to $24.2 million, an improvement of 44.6%, compared with the prior-year period. This increase was due primarily to higher net sales and lower relative operating expenses, which were partially offset by a higher effective tax rate. Earnings per share for the quarter increased by 55.0% to $1.72, compared with $1.11 in the second quarter of the prior year. This improvement in earnings per share was attributable to higher net earnings and a lower number of diluted shares outstanding, which resulted from the Company’s share repurchases over the last 12 months. Total diluted common shares outstanding as of June 29, 2013 were 14.1 million, compared with 15.1 million as of June 30, 2012.

“Our team continues to effectively execute our strategic initiatives, which led to another record quarter,” said Dave Wentz, the Company’s Chief Executive Officer. “Our financial performance was driven by sales and customer growth in both our Asia Pacific and North America regions. Additionally, during the quarter we implemented a worldwide policy that focuses on customers purchasing products in their home market. This policy, which strengthens the Company’s business long-term, led to an estimated $7 million in one-time incremental sales that contributed to the quarter’s exceptional results. While we expect this policy to create pressure on our results in the near term, we believe that it is in the best interest of USANA’s long-term business.”

Regional Results

Net sales in Asia Pacific increased by 24.3% to $122.4 million, compared with $98.4 million for the second quarter of the prior year. This improvement was due to strong sales growth in the Greater China and Southeast Asia Pacific regions, which was driven by a 12.5% increase in the number of active Associates in Asia Pacific. Sales growth in Greater China was led by Mainland China, where sales were approximately $3 million higher than we anticipated. The primary reasons for China’s outperformance were continued momentum from our sold-out Asia Pacific Convention that was held in this region during the first quarter, along with the emergence of new Associate leaders and customers in China.

Net sales in North America/Europe increased by 6.9% to $66.8 million, compared with $62.5 million in the prior-year period. The Company generated double-digit sales growth in Mexico and moderate sales growth in the U.S., Canada, and France. Sales growth in the U.S. and Canada was due primarily to increased Associate productivity, while growth in Mexico and France was driven by double-digit increases in the number of Active Associates. In addition, the Company recently announced the official opening of Colombia, which is expected to make a solid contribution to the region in the second half of the year.

“I’m very pleased with the performance of our business in each of our major regions and excited about the direction of the Company,” continued Wentz. “At our upcoming International Convention, we’ll announce several significant initiatives, which are intended to reward both our business builders and long-term customers. While these new initiatives will create some short-term pressure on our top-and-bottom line performance during the second half of 2013, they will provide an increased opportunity for the long-term growth of the Company. I believe that these investments will increase the growth rate of our active Associates and Preferred Customers as soon as the fourth quarter of this year.”

The Company continued to generate meaningful levels of cash from operations and ended the quarter with $96.1 million in cash and cash equivalents. For the second quarter, cash generated from operations totaled $27 million. During the quarter, the Company did not repurchase any shares of its common stock and ended the quarter with $13.6 million remaining under the board authorized repurchase program.

Outlook

The Company reiterated consolidated net sales outlook and provided the following updated earnings per share outlook for 2013:

  Consolidated net sales between $700 million and $720 million
  Earnings per share between $5.30 and $5.45, versus the previous outlook of between $5.25 and $5.40

Chief Financial Officer, Paul Jones, commented, “Although our results were stronger than expected this quarter, we are reiterating our previously issued guidance for the full year 2013. The policy change we implemented during the second quarter and the initiatives we will announce at our International Convention in a few weeks will impact our results for the second half of the year. Although we do not expect our third and fourth quarter results to match our exceptional second quarter performance, we do expect these results to show growth over our first quarter results. Additionally, we believe that the investments we are announcing will provide sustainable growth for the Company over the long-term. Our business has never been stronger, and our expectation is that we will report another year of record results in 2013. We are also positioning the Company to do the same for 2014 and beyond.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 24, 2013 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Month Ended
	30-Jun-12	29-Jun-13	30-Jun-12	29-Jun-13

Net sales	$160,901	$189,136	$315,021	$358,218
Cost of sales	28,073	31,905	55,290	62,166
Gross profit	132,828	157,231	259,731	296,052

Operating expenses
Associate incentives	70,901	77,801	138,910	147,656
Selling, general and administrative	36,776	42,978	74,808	85,382

Earnings from operations	25,151	36,452	46,013	63,014

Other income (expense)	(222)	(83)	(90)	(109)
Earnings before income taxes	24,929	36,369	45,923	62,905

Income taxes	8,184	12,159	15,427	20,916

NET EARNINGS	$16,745	$24,210	$30,496	$41,989

Earnings per share - diluted	$1.11	$1.72	$2.01	$2.99
Weighted average shares outstanding - diluted	15,090	14,099	15,192	14,034

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	As of	As of
	29-Dec-12	29-Jun-13

ASSETS
Current Assets
Cash and cash equivalents	$70,839	$96,056
Inventories	36,481	41,712
Other current assets	25,225	28,252
Total current assets	132,545	166,020

Property and equipment, net	61,751	58,796
Goodwill	17,890	17,969
Intangible assets, net	42,085	41,812
Deferred income taxes	5,956	4,380
Other assets	7,128	9,947
Total assets	$267,355	$298,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,040	$7,285
Other current liabilities	63,804	67,328
Total current liabilities	70,844	74,613

Other long-term liabilities	938	1,196
Deferred income taxes	10,001	9,109
Stockholders' equity	185,572	214,006
Total liabilities and stockholders' equity	$267,355	$298,924

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	30-Jun-12		29-Jun-13
Region

North America / Europe	$62,464	38.8%	$66,769	35.3%

Asia Pacific

Southeast Asia Pacific	34,271	21.3%	37,475	19.8%

Greater China	56,770	35.3%	77,388	40.9%

North Asia	7,396	4.6%	7,504	4.0%

Asia Pacific Total	98,437	61.2%	122,367	64.7%

Total	$160,901	100.0%	$189,136	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	30-Jun-12		29-Jun-13
Region

North America / Europe	82,000	34.9%	82,000	32.3%

Asia Pacific

Southeast Asia Pacific	58,000	24.7%	60,000	23.6%

Greater China	87,000	37.0%	103,000	40.6%

North Asia	8,000	3.4%	9,000	3.5%

Asia Pacific Total	153,000	65.1%	172,000	67.7%

Total	235,000	100.0%	254,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	30-Jun-12		29-Jun-13
Region

North America / Europe	52,000	78.8%	57,000	81.4%

Asia Pacific

Southeast Asia Pacific	6,000	9.1%	7,000	10.0%

Greater China	7,000	10.6%	4,000	5.7%

North Asia	1,000	1.5%	2,000	2.9%

Asia Pacific Total	14,000	21.2%	13,000	18.6%

Total	66,000	100.0%	70,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations